EXHIBIT 99.3

The following table sets forth transactions by Cascade Investment, L.L.C. (“Cascade”) in the Common Stock of Ecolab Inc. during the past sixty days.  Cascade undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares purchased at each separate price.  All of the transactions were effected on the New York Stock Exchange or through Electronic Communication Networks.

Purchase Date	Quantity	Weighted-Average Price Paid Per Share ($)	Range of Price Paid Per Share ($)
05/31/11	155,400	54.3976	54.0300 - 54.6500
06/01/11	650,000	54.4526	54.2400 - 54.8300
06/02/11	383,361	54.2161	54.1100 - 54.5000
06/03/11	282,387	54.0405	53.7300 - 54.1028
06/06/11	107,752	54.0673	53.8600 - 54.2000
06/07/11	431,000	54.0577	53.8800 - 54.1500
06/08/11	569,000	53.7804	53.7300 - 53.8550
06/09/11	144,000	54.1995	53.7350 -54.6500
06/10/11	617,075	53.8979	53.7200 - 54.4000
06/13/11	355,869	54.0065	53.8100 - 54.1100
06/14/11	138,097	54.7483	54.4700 - 54.8000
06/23/11	52,700	53.7585	53.6900 - 53.8400
07/20/11	465,578	50.4235	50.1200 - 51.1150
07/20/11	1,209,178	51.2465	51.1200 - 51.3100
07/21/11	1,450,922	52.0505	51.3500 - 52.3400
07/21/11	1,433,127	52.8209	52.3500 - 53.2000
07/22/11	4,049,200	53.0232	52.5950 - 53.2000